Exhibit 99.4

HVAC CONTROLS & SPECIALTIES, INC.
Balance Sheets
ASSETS

	June 30,	December 31,
	2011	2010
	(unaudited)
CURRENT ASSETS

Cash	$148,435	$16,941
Accounts receivable, net	177,733	91,652

Total Current Assets	326,168	108,593

PROPERTY AND EQUIPMENT, net	19,662	25,445

TOTAL ASSETS	$345,830	$134,038

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$202,797	$19,844
Related party notes payable - current portion	18,273	18,273
Notes payable - current portion	46,218	6,314

Total Current Liabilities	267,288	44,431

LONG-TERM LIABILITIES
Related party notes payable	42,209	51,645
Notes payable	5,818	8,615

Total Long-term Liabilities	48,027	60,260

Total Liabilities	315,315	104,691

STOCKHOLDERS' EQUITY

Common stock; 1,000 shares authorized,
at no par value, 100 and 100
shares issued and outstanding, respectively	5,771	5,771
Retained earnings	24,744	23,576

Total Stockholders' Equity	30,515	29,347
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$345,830	$134,038

The accompanying notes are an integral part of these financial statements.

HVAC CONTROLS & SPECIALTIES, INC.
Statements of Operations
(unaudited)
	For the Six Months Ended
	June 30,
	2011	2010
REVENUES	$653,656	$379,757
COST OF GOODS SOLD	508,116	269,956
GROSS PROFIT	145,540	109,801

OPERATING EXPENSES
Rent expense	12,000	12,000
Salary and wages	80,995	40,165
General and administrative	19,286	17,854

Total Operating Expenses	112,281	70,019

INCOME FROM OPERATIONS	33,259	39,782

OTHER INCOME (EXPENSE)
Interest expense	(2,260)	(3,505)
Gain on sale of assets	-	3,776

TOTAL OTHER INCOME (EXPENSE)	(2,260)	271

NET INCOME BEFORE PROFORMA INCOME TAXES	$30,999	$40,053

PROFORMA PROVISION FOR INCOME TAXES	(12,090)	(16,662)

PROFORMA NET INCOME	$18,909	$23,391

BASIC AND DILUTED EARNINGS PER SHARE	$309.99	$400.53

PROFORMA BASIC AND DILUTED EARNINGS PER SHARE	$189.09	$233.91

WEIGHTED AVERAGE NUMBER OF BASIC AND
DILUTED COMMON SHARES OUTSTANDING	100	100

The accompanying notes are an integral part of these financial statements.

HVAC CONTROLS & SPECIALTIES, INC.
Statements of Cash Flows
(unaudited)
	For the Six Months Ended
	June 30,
	2011	2010
OPERATING ACTIVITIES
Net income	$30,999	$40,053
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation	5,783	6,033
Bad debt expense	-	192
Gain on disposal of assets	-	(3,776)
Changes in operating assets and liabilities:
Accounts receivable	(86,081)	(27,683)
Accounts payable and accrued expenses	176,751	21,583

Net Cash Provided by Operating Activities	127,452	36,402

INVESTING ACTIVITIES
Sale of property and equipment	-	3,776

Net Cash Provided by (Used in) Investing Activities	-	3,776

FINANCING ACTIVITIES
Repayment of related party notes payables	(9,436)	(8,733)
Bank overdraft	-	(1,899)
Repayment of notes payable	(2,948)	(2,919)
Proceeds from line of credit	40,055	-
Shareholder distribution	(23,629)	(13,506)

Net Cash Used in Financing Activities	4,042	(27,057)

NET INCREASE (DECREASE) IN CASH	131,494	13,121
CASH AT BEGINNING OF PERIOD	16,941	-

CASH AT END OF PERIOD	$148,435	$13,121

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$2,260	$3,505
Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

HVAC CONTROLS & SPECIALTIES, INC.

Notes to Financial Statements

June 30, 2011

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at June 30, 2011, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  The results of operations for the periods ended June 30, 2011 and 2010 are not necessarily indicative of the operating results for the full year.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position, or statements.

NOTE 3 - RELATED PARTY NOTES PAYABLE

On August 2, 2007 (Note 1) and December 12, 2007 (Note 2), the Company entered into loan agreements with its sole shareholder.  Note 1 has an original principal balance of $79,750, is secured by the equipment of the Company, bears interest at 6%, and is due 10 years from issuance. Note 2 had an original principal balance of $51,534, is secured by the equipment of the Company, bears interest at 7% and is due five years from issuance.  Each note bears interest at 6% and 7%, respectively, and is unsecured.  Principal payments are at the discretion of the Company’s shareholder.

For the years ended December 31, 2010 and 2009, the Company paid $5,054 and $6,946 in interest related to these notes, respectively. The combined balance owed to the Company’s sole shareholder under these notes was $69,918 and $87,564, respectively.

NOTE 4 - SUBSEQUENT EVENT

On September 7, 2011, the Company was acquired by Blue Earth, Inc. (“BBLU”). Pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Plan”), BBLU purchased all of the capital stock of Company for a Purchase Price of $15,012,010 (the “Purchase Price”).  BBLU issued to the two shareholders of the Company an aggregate of 4,500,000 shares of restricted common stock, valued at $3.00 per share.  The shares are subject to a lock-up period whereby 1,000,000 of the shares are eligible for sale beginning one year from the closing date and the remaining 3,500,000 shares are eligible for sale commencing two years from the Closing Date.  The Company’s stockholders had previously acquired all of the shares of the Company owned by a former stockholder for $1,512,010 evidenced by a promissory note. BBLU paid the Company’s stockholders $10.00 and other good and valuable consideration for the right to assume payment to the former stockholder. BBLU has made two payments and will continue to make payments for up to 30 months to the former stockholder.  These shares are currently held in escrow and BBLU has the right to vote the shares while they are in escrow.

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